Exhibit 10.1

April 23, 2020

Reference is made to that certain Employment Agreement, between SeaSpine Holdings Corporation, a Delaware corporation, SeaSpine Orthopedics Corporation, a Delaware corporation, and Keith Valentine (“Executive”) entered into and effective as of April 28, 2015, as amended pursuant to that certain Amendment to Employment Agreement, entered into and effective as of April 30, 2019 (together, the “Agreement”).

The undersigned (“Executive”) hereby consents to a reduction in Executive’s Base Salary (as defined in the Agreement) equal to 25% of Executive’s Base Salary on the date set forth above, which reduction will be effective beginning at 12:01 am on April 26, 2020 and ending at 11:59 pm on June 20, 2020 (the “Reduction”), and acknowledges and agrees that the occurrence of the Reduction shall not constitute Good Reason and, accordingly, in the event Executive terminates his employment in reliance on or as a result of the Reduction, Executive shall not be entitled to the benefits described in Section 12(c) of the Agreement (or, for clarity, Section 12(d) of the Agreement).

For clarity, this consent is with respect to the reduction in Executive’s Base Salary only as described above and, specifically, only until 11:59 p.m. on June 20, 2020. Thereafter, the terms of the Agreement, without regard to this consent, shall apply.

ACKNOWLEDGED AND AGREED

/s/ Keith C. Valentine
Keith C. Valentine